EXHIBIT INDEX

Filing Fee Exhibit

EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

BlackRock Private Credit Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$32,561,268.36(1)	0.00015310	$4,985.13(2)
Fees Previously Paid			$4,985.13
Total Transaction Value	$32,561,268.36(1)
Total Fees Due for Filing			$4,985.13(2)
Total Fees Previously Paid			$4,985.13
Total Fee Offsets
Net Fee Due			$0.00

(1)	Calculated as the aggregate maximum purchase price based upon the net asset value per share as of December 31, 2024 of $24.79 and the offer to purchase up to 1,313,484 shares. The fee of $4,985.13 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Credit Fund (File No. 005-94050) on January 31, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $153.10 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025 and previously paid.
5